UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2015

ZAP
(Exact name of registrant as specified in its charter)

California	03-03000	94-3210624
State or other jurisdiction incorporation	Commission File Number	IRS Employer
Identification No.

501 Fourth Street, Santa Rosa, CA, 95401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (707 525-8658

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5-	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Effective June 5, 2015, the Company accepted the resignations of Priscilla Lu and Goman Chong as   directors.   Ms Tian Ming and Mr.  Otto Bai were   appointed directors to fill the vacancies created by the resignations of Dr. Lu and Mr. Chong.  Dr. Lu will assume the  position  of Chairman Emeritus and will continue to  serve the Company in an advisory capacity through this transition period.

Ms. Ming is currently CEO of Bling Bling Health Center and was the Group VP of FAB Enterprise Group, which is the largest chain store group in China. Ms. Ming received her MBA from the School of Economics and Management at Tsinghua University. Mr. Otto Bai is a Partner at Unicorn Insights Consulting in Beijing, Mr. Bai is a consultant to several international companies based in China in the areas of business development and consumer and business commerce. Mr. Bai is a graduate of BeijingUnion University with a BS in Business Management.

Dr. Lu and Mr. Chong each resigned as directors for personal reasons and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, accounting policies or practices.

The Board of directors elected current director, Alex Wang, as chairman of the board of directors and also approved directors’ compensation of US$1,000 per month.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Dated: June 8, 2015	by: /s/ Chuck Schilling
Co-Chief Executive Officer